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                                                                    Exhibit 4.67

   AGREEMENT FOR PROCUREMENT AND INSTALLATION ON THE CDMA 2000-IX EQUIPMENT IN DIVISION REGIONAL V EAST JAVA NO. K.TEL. 107/HK.910/ITS-00/2006, DATED 8 JUNE
                                      2006

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
The Parties:              1.   TELKOM; and

                          2. Samsung Consortium consisting of: (1) PT Samsung Telecommunication Indonesia; (2) Samsung Electronic Co., Ltd.; and (3) PT Industri Telekomunikasi Indonesia ("Samsung Consortium").

Scope of Agreement:       SAMSUNG CONSORTIUM committed and agreed to carry out
                          the procurement and installation of CDMA equipment in Divisi Regional V East Java ("Divre V").

Rights and Obligations:   A.   TELKOM

                          1. TELKOM shall make the payment to SAMSUNG CONSORTIUM for the execution of the work;

                          2. TELKOM shall issue the recommendation needed by SAMSUNG CONSORTIUM to proceed with the permission;

                          3. TELKOM shall provide the location and all the necessary infrastructure;

                          4.   TELKOM has the right to get the system
                               performance and to get the service quality at least to the minimum through repair or replacement as necessary until the expiry of warranty period;

                          B.   SAMSUNG CONSORTIUM

                          1. SAMSUNG CONSORTIUM shall ensure the good performance of equipment and also to ensure the service quality at least of the minimum requirement until the expiry of warranty period;

                          2. SAMSUNG CONSORTIUM has the right to receive the payment from TELKOM for the execution of the agreement.

Assignment:               1.   SAMSUNG CONSORTIUM may not assign the right to
                               any party without the prior written consent of TELKOM. TELKOM reserves the right to assign to other Samsung Consortium without approval from SAMSUNG CONSORTIUM;

                          2.   TELKOM reserves the right to assign the
                               agreement, with the prior approval of SAMSUNG CONSORTIUM to any of TELKOM's subsidiaries or related companies.
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
Termination:              TELKOM shall be entitled to unilaterally, without any
                          claim from SAMSUNG CONSORTIUM, terminate a part or the entire agreement, if one of the following events occurs:

                          1. If within 15 days, SAMSUNG CONSORTIUM fails to commence the work;

                          2. The work has been delayed or prevented due to an event of force majeure, which causes the party concerned being not able to fulfill its obligation;

                          3. The work has been delayed for more than 15 days and such delay does not result from the event of force majeure;

                          4. The deadline of completion exceeds 50 days from the agreed project period;

                          5. SAMSUNG CONSORTIUM is proven to have assigned its rights and obligations to the third party.

Confidentiality:          No party may communicate or use any confidential
                          information or permit the communication or use of confidential information without prior consent from the other party.

Dispute Resolution:       1.   Both parties shall use their best efforts and
                               shall co-operate and negotiate in good faith to resolve any and all disputes;

                          2. The parties may submit the dispute to arbitration under the rules of the Indonesian National Board of Arbitration ("BANI").

Governing Law:            The agreement is governed by, construed and
                          interpreted in accordance with the laws of the Republic of Indonesia.
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